EXHIBIT 3.3

                         ARTICLES OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION

                              TANGIBLEDATA, INC.

                             CHANGING ITS NAME TO

                           TDI HOLDING CORPORATION



     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:    The name of the Corporation is TangibleData, Inc.

SECOND: The following amendment was adopted on October 2, 2002, by the Board of Directors, and on October 22, 2002, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

               ARTICLE I - NAME shall be amended to read as follows:

                            "ARTICLE I
                               NAME

               The name of the Corporation is TDI HOLDING CORPORATION."

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:
          Not Applicable.

FOURTH: The name and address of the person who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused is Jon D. Sawyer, 600 17th Street, Suite 2700 South, Denver, Colorado 80202.

Date:  October 22, 2002

                              TANGIBLEDATA, INC.
                              (Changing its name to
                              TDI HOLDING CORPORATION)



                              By /s/ Blair Zykan
                                 ---------------------------------
                                 Blair Zykan